                                                                     Exhibit 4.6

                  COMMON STOCK AND WARRANT PURCHASE AGREEMENT

                         DATED AS OF FEBRUARY 23, 1997

                                 BY AND BETWEEN

                                     PIXAR

                                      AND

                            DISNEY ENTERPRISES, INC.

                                TABLE OF CONTENTS

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                                                                                PAGE
                                                                                ----

SECTION 1  SALE OF COMMON STOCK AND WARRANTS....................................  1
      1.1   Sale of Common Stock and Warrants...................................  1
      1.2   Closing Date........................................................  1
      1.3   Delivery............................................................  1
      1.4   Legend..............................................................  1

SECTION 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................  2
      2.1   Organization........................................................  2
      2.2   Capitalization......................................................  2
      2.3   Authorization.......................................................  3
      2.4   No Conflict.........................................................  3
      2.5   Accuracy of Reports.................................................  3
      2.6   Financial Statements and Changes....................................  4
      2.7   Governmental Consent, etc...........................................  4

SECTION 3  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......................  4
      3.1   Investment..........................................................  4
      3.2   Organization........................................................  5
      3.3   Authority...........................................................  5
      3.4   Government Consents, etc............................................  5
      3.5   Investigation.......................................................  5
      3.6   Financing...........................................................  5

SECTION 4  CONDITIONS TO OBLIGATIONS OF THE PURCHASER...........................  6
      4.1   Representations and Warranties Correct..............................  6
      4.2   Covenants...........................................................  6
      4.3   Opinion of Company's Counsel........................................  6
      4.4   No Order Pending....................................................  6
      4.5   HSR Act.............................................................  6
      4.6   No Law Prohibiting or Restricting Such Sale.........................  6
      4.7   Compliance Certificate..............................................  6

SECTION 5  CONDITIONS TO OBLIGATIONS OF COMPANY.................................  7
      5.1   Representations and Warranties Correct..............................  7
      5.2   Covenants...........................................................  7
      5.3   No Order Pending....................................................  7
      5.4   HSR Act.............................................................  7
      5.5   No Law Prohibiting or Restricting Such Sale.........................  7
      5.6   Compliance Certificate..............................................  7


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                                TABLE OF CONTENTS
                                   (CONTINUED)

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
SECTION 6  COVENANTS OF THE COMPANY AND THE PURCHASER...........................  8
      6.1   Market Standoff.....................................................  8
      6.2   Registration Rights Agreement.......................................  8

SECTION 7  MISCELLANEOUS........................................................  9
      7.1   Termination of Agreement............................................  9
      7.2   Effect of Termination...............................................  9
      7.3   Best Efforts........................................................  9
      7.4   Governing Law.......................................................  9
      7.5   Survival............................................................  9
      7.6   Successors and Assigns..............................................  9
      7.7   Entire Agreement; Amendment.........................................  9
      7.8   Notices............................................................  10
      7.9   Brokers............................................................  11
      7.10  Severability.......................................................  11
      7.11  Injunctive Relief..................................................  11
      7.12  Costs and Expenses.................................................  11
      7.13  No Third Party Rights..............................................  11
      7.14  Publicity..........................................................  11
      7.15  Captions and Headings..............................................  12
      7.16  Counterparts.......................................................  12

                   COMMON STOCK AND WARRANT PURCHASE AGREEMENT


      THIS COMMON STOCK AND WARRANT PURCHASE AGREEMENT (the "Agreement") is dated as of February 23, 1997, by and between PIXAR, a California corporation (the "Company") and Disney Enterprises, Inc., a Delaware corporation and wholly owned subsidiary of The Walt Disney Company (the "Purchaser").


                                    SECTION 1

                        SALE OF COMMON STOCK AND WARRANTS

      1.1 Sale of Common Stock and Warrants. Subject to the terms and conditions hereof, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, at the Closing (as defined below), (i) 1,000,000 shares (the "Shares") of the Company's common stock (the "Common Stock"), at a purchase price of $15.00 per share, for an aggregate purchase price of $15,000,000, and (ii) two warrants (for other good and valuable consideration hereby acknowledged): one warrant ("Warrant A") to purchase up to 750,000 shares of the Company's Common Stock (the "Warrant A Shares") at an exercise price of $20.00 per share; and one warrant ("Warrant B") to purchase up to 750,000 shares of the Company's Common Stock (the "Warrant B Shares") at an exercise price of $25.00 per share (together, Warrant A and Warrant B shall hereinafter be referred to as the "Warrants," and the Warrant A Shares and the Warrant B Shares together shall hereinafter be referred to as the "Warrant Shares"), and on such other terms and conditions as are specified in the form of Common Stock Purchase Warrant attached as Exhibit A hereto.

      1.2 Closing Date. The closing of the purchase and sale of the Shares and the Warrants (the "Closing") shall be held at the law offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California at 10:00 a.m. not later than the third business day following expiration or early termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and satisfaction of all closing conditions set forth in Sections 4 and 5 hereof or at such other time and place upon which the Company and the Purchaser shall mutually agree (the date of the Closing is hereinafter referred to as the "Closing Date").

      1.3 Delivery. At the Closing, the Company will deliver to the Purchaser
(i) a certificate registered in the name of the Purchaser representing the Shares, against payment of the purchase price therefor by check payable to the order of the Company or by wire transfer in same day funds to the Company's account, and (ii) the duly executed Warrants.

      1.4 Legend. The certificate for the Shares shall be subject to a legend restricting transfer under the Securities Act of 1933, as amended (the "Securities Act"), and referring to restrictions on transfer herein, such legends to be substantially as follows:

            "The securities represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. Such securities may not be sold or transferred in the absence of such registration or an opinion of counsel satisfactory to the Company as to the availability of an exemption from such registration."

            "The securities represented by this certificate are subject to restrictions on transfer, including any sale, pledge or other hypothecation, as set forth in a certain Common Stock and Warrant Purchase Agreement dated as of February 23, 1997, a copy of which may be obtained at no cost by written request made by the holder of record of this certificate to the corporate secretary of the Company at the Company's principal executive offices."


                                    SECTION 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to the Purchaser as follows:

      2.1 Organization. The Company is a corporation duly organized and validly existing under the laws of the State of California and is in good standing under such laws. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the Company. The Company has furnished to the Purchaser true and correct copies of its Articles of Incorporation and Bylaws, each as amended to date, and will furnish upon request to the Purchaser true and correct copies of any amendments thereto through the term of this Agreement.

      2.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which at December 31, 1996, 39,413,102 shares were issued and outstanding and 5,000,000 shares of Preferred Stock, of which at December 31, 1996, no shares were issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. As of December 31, 1996, the Company has reserved a total of 13,000,000 shares of its Common Stock for issuance under its 1995 Stock Plan, of which 10,486,898 shares are reserved for issuance upon exercise of outstanding options; and a total of 200,000 shares of its Common Stock for issuance under its 1995 Director Option Plan, of which no shares are reserved for issuance upon exercise of outstanding options. In addition, effective upon the Closing, the Company has reserved such number of shares of Common Stock as shall be necessary to provide for the exercise of the Warrants. Except as provided or described in this Agreement, there are no other options, warrants, conversion privileges or other contractual rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company's capital stock or other securities.

      2.3 Authorization. The Company has all corporate right, power and authority to enter into this Agreement, the Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the "Registration Rights Agreement") and the Warrants and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Warrants by the Company, the authorization, sale, issuance and delivery of the Shares and the Warrant Shares upon exercise of the Warrants pursuant to the terms thereof and the performance of the Company's obligations hereunder and under the Registration Rights Agreement and the Warrants have been taken. This Agreement, the Registration Rights Agreement and the Warrants have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to Section 7 of the Registration Rights Agreement. Upon their issuance and delivery pursuant to this Agreement, the Shares will be validly issued, fully paid and nonassessable. Upon exercise of the Warrants in accordance with the terms thereof, the Warrant Shares will be validly issued, fully paid and nonassessable. The issuance and sale of the Shares and the Warrant Shares upon exercise of the Warrants will not give rise to any preemptive rights or rights of first refusal on behalf of any person in existence either on the date hereof or immediately prior to the Closing.

      2.4 No Conflict. Subject to compliance with the HSR Act, the execution and delivery of this Agreement, the Registration Rights Agreement and the Warrants do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Articles of Incorporation or Bylaws of the Company, as amended, or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets, the effect of which would have a material adverse effect on the Company or materially impair or restrict its power to perform its obligations as contemplated hereby or thereby.

      2.5 Accuracy of Reports. The Company has, since November 29, 1995, filed with the Securities and Exchange Commission ("SEC") all forms, reports and documents (collectively, the "SEC Reports") which it has been required to file under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. Each of the SEC Reports complied as of its filing date in all material respects with all applicable requirements of the Exchange Act. Except as subsequently disclosed or corrected in an SEC Report filed prior to the date of this Agreement, none of such SEC Reports, including without limitation, any financial statement or schedule included therein, contained at the time filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      2.6 Financial Statements and Changes. The Company's (a) unaudited balance sheet as of September 30, 1996 and the related statements of income, cash flows and stockholders' equity for the interim periods then ended contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and (b) audited balance sheet as of December 31, 1995 and the related audited statements of income, cash flows and stockholders' equity for the fiscal year then ended contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except to the extent that certain footnote disclosures regarding any period may have been omitted in accordance with the applicable rules of the SEC under the Exchange Act), consistently applied except as noted therein and except, in the case of unaudited interim financial statements, for normal year-end adjustments, and fairly present the financial position of the Company as of the respective dates set forth therein and the results of operations and cash flows for the Company for the respective fiscal periods set forth therein. Except as otherwise disclosed herein or in the SEC Reports, since September 30, 1996, there has been no material adverse change in the business, financial condition or results of operations of the Company, taken as a whole (other than on account of matters which generally affect the economy or the industry in which the Company is engaged).

      2.7 Governmental Consent, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares or the Warrant Shares upon exercise of the Warrants, or the consummation of any other transaction contemplated hereby, except the filing of such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act and the expiration of any waiting periods thereunder and such filings as may be required to be made with the SEC and the National Association of Securities Dealers, Inc. ("NASD") and filings, if any, to be made in compliance with applicable blue sky requirements.


                                    SECTION 3

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser hereby represents and warrants to the Company as follows:

      3.1 Investment. The Purchaser will acquire the Shares, the Warrants and the Warrant Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Shares, the Warrants and the Warrant Shares have not been, and will not be, registered (unless pursuant to the Registration Rights Agreement) under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent and the accuracy of the Purchaser's representations as expressed herein.

      3.2 Organization. The Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

      3.3 Authority. The Purchaser has all corporate right, power and authority to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to Section 7 of the Registration Rights Agreement. Subject to compliance with the HSR Act and such filings as may be required to be made with the SEC and any exchange or quotation system on which the Purchaser's securities are listed or designated, the execution and delivery of this Agreement and the Registration Rights Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of any obligation under any provision of the Restated Certificate of Incorporation or Bylaws of the Purchaser or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser.

      3.4 Government Consents, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares or the Warrants, the issuance of the Warrant Shares upon exercise of the Warrants or the consummation of any other transaction contemplated hereby, except the filing of such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act and the expiration of any waiting periods thereunder and such filings as may be required to be made with the SEC and any exchange or quotation system on which the Purchaser's securities are listed or principally traded.

      3.5 Investigation. The Purchaser has had a reasonable opportunity to discuss the Company's business, management and financial affairs with the Company's management and the Purchaser has received satisfactory responses from management of the Company to the Purchaser's inquiries.

      3.6 Financing. The Purchaser has the funds, or has written commitments from responsible financial institutions, to provide the Company with the funds necessary to consummate the transactions to occur at the Closing.

                                    SECTION 4

                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

      The obligation of the Purchaser to purchase the Shares and the Warrants at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any or all of which may be waived at the option of the
Purchaser:

      4.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

      4.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

      4.3 Opinion of Company's Counsel. The Purchaser shall have received from Wilson Sonsini Goodrich & Rosati, counsel to the Company, an opinion addressed to it, dated the Closing Date, in substantially the form attached hereto as Exhibit C.

      4.4 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

      4.5 HSR Act. The Purchaser and the Company shall have filed such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act and the applicable waiting periods under such HSR Act shall have expired without notice from such governmental agencies that additional inquiries are being made.

      4.6 No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Shares, the Warrants or the Warrant Shares.

      4.7 Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections
4.1 and 4.2.

                                    SECTION 5

                      CONDITIONS TO OBLIGATIONS OF COMPANY

      The Company's obligation to sell and issue the Shares and the Warrants at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any or all of which may be waived at the option of the
Company:

      5.1 Representations and Warranties Correct. The representations and warranties made by the Purchaser in Section 3 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

      5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

      5.3 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

      5.4 HSR Act. The Purchaser and the Company shall have filed such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act and the applicable waiting periods under such HSR Act shall have expired without notice from such governmental agencies that additional inquiries are being made.

      5.5 No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Shares, the Warrants or the Warrant Shares.

      5.6 Compliance Certificate. The Purchaser shall have delivered to the Company a certificate, executed on behalf of the Purchaser by an executive officer of the Purchaser, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Section 5.1 and 5.2 of this Agreement.

                                    SECTION 6

                   COVENANTS OF THE COMPANY AND THE PURCHASER



      6.1   Market Standoff.

            (a) Until the termination of this Agreement in accordance with
Section 7.1 hereof, the Purchaser shall not, without the prior written consent of the Company, during the period commencing on the Closing Date and ending three years after the Closing Date, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Shares, whether or not any such transaction is to be settled by delivery of such Shares, in cash or otherwise.

            (b) The Purchaser agrees in connection with any registration of the Company's securities, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, during the period commencing on the effective date of the registration statement and ending not more than 180 days after the effective date of the registration statement, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company's Common Stock (other than those shares included in the registration pursuant to the exercise of rights pursuant to the Registration Rights Agreement) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company's Common Stock, whether or not any such transaction described in clause (i) or (ii) above is to be settled by delivery of such Common Stock, in cash or otherwise, without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters; provided, however, that the Purchaser shall not be subject to this Section 6.1(b) unless all executive officers and directors of the Company enter into similar agreements. Notwithstanding the foregoing, the obligations of the Purchaser contained in the preceding sentence shall not apply to up to 1,000,000 shares of the Company's Common Stock during the period beginning 91 days from the effective date of the registration statement.

      6.2 Registration Rights Agreement. The Company shall enter into the Registration Rights Agreement at or prior to the Closing in order to provide registration rights to the Purchaser with respect to the Warrant Shares.

                                    SECTION 7

                                  MISCELLANEOUS


      7.1 Termination of Agreement. This Agreement may be terminated at any time:

            (a) by the mutual consent of the Company and the Purchaser; or

            (b) by the Purchaser or the Company prior to Closing if the United States Department of Justice or the Federal Trade Commission shall have objected in writing to the consummation of the transactions contemplated to occur at Closing.

      7.2 Effect of Termination. From and after the termination of this Agreement, the covenants, obligations and agreements of the parties set forth herein shall be of no further force or effect and the parties shall be under no further obligation with respect thereto.

      7.3 Best Efforts. The Company and Purchaser shall use their respective best efforts to take all actions required under the HSR Act and under any law, rule or regulation adopted subsequent to the date hereto in order that the Company may sell the Shares and the Warrants to the Purchaser and the Purchaser may purchase the Shares and the Warrants and to ensure that the conditions to the Closing set forth herein are satisfied on or before the scheduled date of such Closing.

      7.4 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as applied to contracts entered into solely between residents of, and to be performed entirely within, such state.

      7.5 Survival. The representations and warranties in Sections 2 and 3 of this Agreement shall survive any investigation made by the Purchaser or the Company.

      7.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by a party without the prior written consent of the other party; provided, however, that the Purchaser shall have the right, upon prior notice to the Company, to assign this Agreement to its parent or to any wholly owned subsidiary of the Purchaser.

      7.7 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties relating to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

      7.8 Notices and Dates. Any notice or other communication given under this Agreement shall be sufficient if in writing and sent by personal service, facsimile, courier service promising overnight delivery or registered or certified mail, return receipt requested, postage prepaid, to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other party hereto):

            (a)   if to the Company, to it at:

                  PIXAR
                  1001 West Cutting Boulevard
                  Richmond, California  94804
                  Facsimile: (510) 235-7772
                  Attn: Lawrence B. Levy, Esq.

                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, California 94304
                  Facsimile: (415) 493-6811
                  Attn: Larry W. Sonsini, Esq.

            (b)   if to the Purchaser, to it at:

                  Disney Enterprises, Inc.
                  500 S. Buena Vista Street
                  Burbank, California  91521
                  Facsimile: (818) 842-5865
                  Attn: Robert Moore

                  with a copy to:

                  Disney Enterprises, Inc.
                  500 S. Buena Vista Street
                  Burbank, California  91521
                  Facsimile: (818) 566-7308
                  Attn: Gloria S. Lepow, Esq.

All such notices and communications shall be effective when received by the addressee. In the event that any date provided for in this Agreement falls on a Saturday, Sunday or legal holiday, such date shall be deemed extended to the next business day.

      7.9 Brokers.

            (a) The Company has not engaged, consented to or authorized any broker, finder or intermediary, to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. The Company hereby agrees to indemnify and hold harmless the Purchaser from and against all fees, commissions or other payments owing to any party acting on behalf of the Company hereunder.

            (b) The Purchaser has not engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. The Purchaser hereby agrees to indemnify and hold harmless the Company from and against all fees, commissions or other payments owing to any party acting on its behalf.

      7.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restriction of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      7.11 Injunctive Relief. The Purchaser, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

      7.12 Costs and Expenses. Each party hereto shall pay its own costs and expenses incurred in connection herewith, including the fees of its counsel, auditors and other representatives, whether or not the transactions contemplated herein are consummated.

      7.13 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

      7.14 Publicity. The Purchaser and the Company shall not, without the prior approval of each other party hereto, make or cause to be made any press release or other public statement concerning the transactions contemplated by this Agreement, except as and to the extent that any party hereto is so obligated by law or the regulations of any stock exchange or the NASD (but only after the Company or the Purchaser, as the case may be, shall have consulted with the other party in advance regarding the form and substance of such press release or public statement).

      7.15 Captions and Headings. The captions and headings used herein are for convenience and ease of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      7.16 Counterparts. This Agreement may be executed in one or more counterparts. All of such counterparts together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date aforesaid.


"COMPANY"                                PIXAR



                                         By: /s/ STEVE JOBS
                                             -----------------------------------
                                             Name:  Steven P. Jobs
                                             Title: Chairman and Chief Executive
                                                      Officer


"PURCHASER"                              DISNEY ENTERPRISES, INC.


                                         By: /s/ RICHARD D. NANULA
                                             ----------------------------------
                                             Name:  Richard D. Nanula
                                             Title: Senior Executive Vice
                                                      President and Chief
                                                      Financial Officer



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